UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2025

NIXXY, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-53641 (Commission File Number)	90-1505893 (IRS Employer Identification No.)

123 Farmington Avenue, Suite 252

Bristol, CT 06010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered
Common Stock	NIXX	NASDAQ Capital Market
Common Stock Purchase Warrants	NIXXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective as of May 7, 2025, Nixxy, Inc. (the “Company”) appointed Mike Schmidt as Chief Executive Officer of the Company pursuant to an employment agreement entered into on the same date. Miles Jennings, the Company’s Interim Chief Executive Officer, shall continue with the Company and assist with Mr. Schmidt’s transition. Mr. Jennings shall continue to serve as a director of the Company, President of one of the Company’s wholly-owned subsidiaries, and CEO of Atlantic Energy Solutions, a majority-owned subsidiary of the Company.

Mike Schmidt, 55, has a career spanning over two decades in the communications industry. From January 2021 until May 2025, he served as the Vice President of Business Development at Biologic Pharmamedical Research. From May 2014 until August 2016, Mr. Schmidt served as President of Urban Communications Inc., or Urbanfibre. From December 2012 until April 2014, he served as Vice President of Business Development at Teliphone Navigata Westel. From July 2009 until December 2012, he served as CEO of Uniserve Communications. Mr. Schmidt has a B.A. from the University of Guelph.

There is no arrangement or understanding between Mr. Schmidt and any other persons pursuant to which Mr. Schmidt was appointed to his position. There are no family relationships between Mr. Schmidt and any of the Company’s officers or directors. Other than as described below, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Schmidt has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

(e) Employment Agreement

In connection with Mr. Schmidt’s appointment as the full-time Chief Executive Officer of the Company, effective as of May 7, 2025 (the “Effective Date”), the Company entered into a new employment agreement with Mr. Schmidt (the “Employment Agreement”). The term of the Employment Agreement is for twelve months from the Effective Date at a monthly salary of $10,000. Pursuant to the Employment Agreement, Mr. Schmidt is eligible to receive equity compensation in the amount of one hundred thousand (100,000) Restricted Stock Units (the "RSUs"), subject to approval of the board of directors of the Company. In the event of a Company Change of Control (as defined in the Employment Agreement), if Mr. Schmidt remains employed by the Company through the date of such Company Change of Control, 100% of then unvested Company RSUs shall vest in full effective immediately prior to such event.

If Mr. Schmidt’s employment is terminated by the Company (a) after 90 days following the Effective Date and (b) without “Cause” (as defined in the Employment Agreement), he will be entitled to termination benefits, pursuant to which the Company will be obligated to pay Mr. Schmidt certain accrued obligations and to continue to pay Mr. Schmidt his base salary and health insurance benefits for a period of four (4) months subject to Mr. Schmidt’s execution, non-revocation of a general release of claims, along with a reaffirmation of any continuing obligations.

The Employment Agreement contains covenants for the benefit of the Company relating to non-interference with the Company’s business after termination of employment and protection of the Company’s confidential information, certain customary representations and warranties and standard Company indemnification obligations.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

2

Item 7.01 Regulation FD Disclosure.

On May 6, 2025, the Company issued a press release titled " Nixxy Announces Preliminary $1.4 Million in April Revenue; Executive Appointments to Strengthen Telecom Strategy" A copy of the press release is attached as Exhibit 99.1 hereto.

The information set forth under Item 7.01 and in Exhibit 99.1 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Employment Agreement, dated as of May 7, 2025, between the Company and Mike Schmidt.
99.1	Press release, issued on May 6, 2025
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2025	Nixxy, Inc. By: /s/ Adam Yang Adam Yang Chief Financial Officer

4